Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated March 11, 2010 on the consolidated financial statements as of and for the years ended December 31, 2009 and 2008, respectively, and our review report dated May 12, 2010 on the consolidated financial statements as of March 31, 2010 and December 31, 2009 and for the three-month periods ended March 31, 2010 and 2009 of American Lorain Corporation, in the Registration Statement on Form S-3/A.

For the purpose of the aforesaid Form S-3/A, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

/s/ Samuel H. Wong & Co., LLP
South San Francisco, California	Samuel H. Wong & Co., LLP
May 24, 2010	Certified Public Accountants